AMENDMENT DATED JULY 10, 2024

TO ANNUAL REPORT ON FORM C-AR FORM THE FISCAL YEAR ENDED DECEMBER 31, 2023

Fanbase Social Media, Inc.

976 Jefferson Street, NW Suite I

Atlanta, Georgia 30318

www.fanbase.app

EXPLANATORY NOTE

This Amendment should be read in conjunction with the Annual Report on Form C-AR for the fiscal year ended December 31, 2023 and is qualified by reference to the Annual Report except to the extent that the information contained herein supplements the information contained in the Anuual Report.

The Annual Report can be found HERE.

Fanbase Social Media, Inc. (the “company”) has recently filed its special financial report on Form 1-K, which contains the audited financial statements for the fiscal year ending on December 31, 2023. The Form 1-K can be found HERE.